AMENDMENT #2
                           TO SHARE PURCHASE AGREEMENT

This agreement effective the 15th day of March 1996, amends that certain SHARE PURCHASE AGREEMENT, as amended, (hereafter "Purchase Agreement") dated 1
February 1996, between Covol Technologies, Inc., a Delaware corporation, ("Covol"), and Michael McEwan and Gerald Larson, residents of the State of Utah, ("Buyer"). Covol and Buyer sometimes jointly referred to herein as the "Parties." The Parties, intending to be legally bound, mutually agree to amend the Purchase Agreement as follows:

1. In Section 2.03 ("The Closing"), the date for Closing is changed from "March 15" (as amended in Amendment #1) to "June 15, 1996."

All other provisions of the Purchase Agreement will remain the same and are incorporated herein by this reference.

In Witness whereof, the Parties have signed this Agreement on the date first above written.

COVOL TECHNOLOGIES, INC.                             BUYER

By:  /s/ Kirby Cochran, President                   /s/ Gerald M. Larson
                                                    /s/ Michael McEwan